Exhibit 99-B.8.24
First Amendment to the Selling and Services Agreement and Participation Agreement

This First Amendment dated as of February 4, 2009 by and between ING Life Insurance and
Annuity Company (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial
Advisers, LLC (“ING Financial”)(collectively “ING”), and Artisan Partners Limited Partnership (“APLP”)
and Artisan Distributors LLC (“Distributor”) is made to the Selling and Services Agreement and Fund
Participation Agreement dated as of November 30, 2006 (the “Agreement”). Terms defined in the
Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement; and

WHEREAS, the parties wish to make additional funds available under the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.		ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds, including, but not limited to, the representations found in Section 11(c) of the Agreement, are hereby amended to refer to both ING Life and ING Institutional. The defined term
“ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and IFA.

2.		Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

	2.	Omnibus Account.

The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”). One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which
ING Institutional shall provide various recordkeeping and other administrative services.
Alternatively, one Account may be maintained in connection with Plans for which both
ING Life and ING Institutional shall provide such recordkeeping and administrative services. A third Account held in the name of ING Life shall be maintained for those
Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the
Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.		Paragraph 4 of the Agreement are hereby deleted in their entirety and replaced with the following:

	4.	Servicing Fees:

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, APLP agrees to pay to ING Life or ING Institutional, as appropriate, a servicing fee, as specified in Schedule C
(attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. The parties agree that all or a portion of such servicing fee may be derived from a Fund’s 12b-1 plan. APLP will make such payments to ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life or
ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. Upon request, ING will provide APLP with a statement showing the number Plan Participants. Each quarterly fee will be independent of every other quarterly period fee. ING understands that a portion of the fees will be reimbursed by APLP by the Funds in accordance with the Funds’ practice in effect from time to time. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to ING Life or ING Institutional.

4.	The following is added as Section 11(f) to the Agreement:

(f) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

5.	The following replaces Section 16(b) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Michael Pignatella
Counsel

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ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To Distributor/APLP:
Artisan Distributors LLC
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Attention: General Counsel
(414) 390-6100

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

6.	The following paragraph is added under Section 16 “Miscellaneous” of the Agreement:

(g) The parties acknowledge that as of the date first set forth above, neither ING
Institutional nor ING Life possess the systems capability to assess redemption fees on redemptions and exchanges by Participants in the shares of the Funds. In light of the foregoing, the parties agree that transactions in the Funds by Plans or Plan Participants whose transactions in Fund shares are conducted through an Account recordkept by ING
Institutional or ING Life pursuant to the terms of this Agreement will not be subject to any redemption fees that may otherwise be required by the Funds. ING Institutional and
ING Life represent that they are in process of developing the systems capability to assess redemption fees, will notify Distributor promptly after such capability has been developed and will use such capability to assess redemptions fees in a time frame and manner mutually accepted to all parties

7.	Schedule A is hereby deleted and replaced by Schedule A, attached hereto.

8.	Schedule C, attached hereto, is hereby added to the Agreement.

9.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

10.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

[Signatures appear on following page.]

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ING LIFE INSURANCE AND		ARTISAN DISTRIBUTORS LLC
ANNUITY COMPANY
		By:	/s/ Janet D. Olsen
By:	/s/ Lisa S. Gilarde	Name:	Janet D. Olsen
Name:	Lisa S. Gilarde	Title:	Vice President
Title:	Vice President

ING FINANCIAL ADVISERS, LLC		ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	/s/ David A. Kelsey	By:	/s/ Janet D. Olsen
Name:	David A. Kelsey	Name:	Janet D. Olsen
Title:	V.P./C.O.O.	Title:	Vice President

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ Michelle Sheiowitz attorney-in-fact
Name:	Michelle Sheiowitz
Title:	Vice President

SCHEDULE B List of Available Funds

All Investor class shares of Artisan Funds

SCHEDULE C

Fee Schedule

As compensation for the services ING renders under the Agreement, APLP will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

Share Class	Investor
12b-1 Fees	___%
Service Fees	___%
Total Fees	___%